EXHIBIT 10.2

                           VIRTUAL ACADEMICS.COM, Inc.

                          6421 Congress Ave, Suite 201
                            Boca Raton, Florida 33487





Mr. Steven Bettinger
Virtual Academics.com, Inc.
6421 Congress Avenue, Suite 201
Boca Raton, FL 33487

Re: Offer of Employment:

Dear Steven:

         On behalf of Virtual Academics.com, Inc. ("company"), I am pleased to offer you the position of President and Chief Executive Officer. In this capacity, your responsibilities will include the daily supervision of all of the company's operations, including business development, academic integrity of its online courses, investor relations, positioning of its global market share and human resource management. You will report directly to the Chairman of the Board and the board of directors of the company. This letter clarifies and confirms other terms of your employment with the company.

I.       Start Date.  Your employment will start on the date written below.

II. Salary. Your base annual salary will be $150,000, payable in accordance with the company's standard payroll practice and subject to applicable withholding taxes. Because your position is exempt from overtime pay, your salary will compensate you for all hours worked. Your base salary will be reviewed periodically by the company's board of directors or its compensation committee, and any increases will be effective as of the date determined by the board or compensation committee.

III. Stock Options. In addition to the compensation above, you will be entitled to receive options to purchase 100,000 shares of common stock of the company each year of your employment with the company. The options will be exercisable at a price equal to the fair market value of the common stock on the date of grant. This stock will bear appropriate restrictive legends under the Securities Act of 1933, as amended, and will be payable at year end of each year in which you are entitled to receive the options.

                           VIRTUAL ACADEMICS.COM, Inc.

                          6421 Congress Ave, Suite 201
                            Boca Raton, Florida 33487


IV. Bonus. In addition to your base salary, you will be eligible to receive an annual bonus, at the sole discretion of the board of directors. The bonus may take the form of cash, options to purchase common stock of the company or restricted stock of the company.

V. Benefits. You will also be entitled, during the term of your employment, to such vacation, medical and other employee benefits as the company may offer from time to time, subject to applicable eligibility requirements. The company reserves the right to make any modification to this benefits package that it deems appropriate.

VI. Term and Termination . The term of this agreement is 24 months, subject to automatic renewals of 12-month terms unless terminated by the company or you with 30 days' prior written notice to the company's board of directors. The company may terminate you with or without cause. The following constitutes "cause":

         A.       Any act of fraud or embezzlement;

         B. Your conviction of any felony involving an act of dishonesty, moral turpitude, deceit or fraud;

         C. Any act of dishonesty or misconduct (whether in connection with your responsibilities as an employee of the company or otherwise) that either materially impairs the company's business, goodwill or reputation or materially compromises your ability to represent the company with the public; or

         D. Your material failure to perform your lawful duties to the company after receiving written notice from the board of directors describing such failure in reasonable detail.

VII. Additional Provisions. Your acceptance of this offer will bind you to accepting the terms of your employment described in this letter. You indicate your acceptance by signing both copies of this letter, keeping one copy for your files. This letter supercedes any and all previous offers, discussions or other communications, including electronic communications, you may have had with the company. Any modifications must be in writing and signed by both parties.

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                           VIRTUAL ACADEMICS.COM, Inc.

                          6421 Congress Ave, Suite 201
                            Boca Raton, Florida 33487


                  We are excited about your joining us, and look forward to a profitable and mutually beneficial working relationship.

                                                 Sincerely,

         Dated as of December 1, 1999

                                                 /s/ ROBERT K. BETTINGER
                                                 -------------------------------
                                                 Robert K. Bettinger
                                                 Chairman of the Board and
                                                 Secretary

         ACCEPTANCE

         I accept employment with Virtual Academics.com, Inc. under the terms set forth in this letter:


         /s/ STEVEN M. BETTINGER
         ------------------------------
         Steven M. Bettinger